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                                                               Exhibit (a)(1)(v)

                          CAPSTONE TURBINE CORPORATION
                     VOLUNTARY STOCK OPTION EXCHANGE PROGRAM
                        PROMISE TO GRANT STOCK OPTION(S)

         In exchange for your agreement to cancel certain stock options granted by Capstone Turbine Corporation ("CAPSTONE"), Capstone hereby promises to grant you a stock option or stock options (as applicable) covering _________ shares of Capstone's common stock (as may be adjusted for stock splits, stock dividends and similar events and as provided below) no earlier than January 26, 2004 (the "NEW OPTION(S)"). The exercise price of the New Option(s) will be the closing price of Capstone's common stock as listed on the Nasdaq National Market on the date of grant of the New Option(s).

         The New Option(s) will vest and become exercisable as follows:

         - 12.5% of the shares subject to the New Option(s) will be vested on the grant date of the New Option(s); and

         - 1/48 of the shares subject to the New Option(s) will vest monthly after the grant date of the New Option(s); such that each New Option will be fully vested on the 42-month anniversary of the grant date of the New Option(s), subject to your continued employment with Capstone or one of its subsidiaries through each relevant vesting date.

         Regardless of whether your exchanged options under the 1993 Incentive Stock Plan or the 2000 Equity Incentive Plan are incentive stock options or nonstatutory stock options, your New Option(s) will be nonstatutory stock options.

         The New Option(s) will otherwise be subject to:

         - the standard terms and conditions under the Capstone Turbine Corporation 2000 Equity Incentive Plan; and

         -     a new option agreement between Capstone and you.

         Prior to the grant of the New Option(s), it is possible that Capstone might be acquired by another company. This Promise to Grant Stock Option(s) is evidence of a binding commitment that Capstone's successors must honor and, accordingly, in the event of any such acquisition, the acquirer would be subject to this promise to grant you a New Option. The New Option(s) would be for the purchase of the acquirer's stock (as opposed to Capstone's), with an exercise price equal to the fair market value of such acquirer's stock on the date of grant of the New Option(s), and would be unaffected by the acquirer's treatment of Capstone's existing stock option plans. In such case, the number of shares subject to the New Option(s) would be appropriately adjusted.

         In order to receive the New Option(s), you must be an employee of Capstone, one of its subsidiaries or a successor entity on the date the New Option(s) are granted. Accordingly, if you do not have an employment relationship with Capstone (or one of its subsidiaries or a successor entity, as applicable) for any reason on the date of grant of the New Option(s), you will not receive any New Option(s) or other consideration for your tendered options that have been accepted by Capstone for exchange. Your employment relationship with Capstone (or one of its subsidiaries or a successor entity, as applicable) may be terminated at any time by either you or Capstone, with or without cause or notice, subject to the laws of the country in which you work and any employment agreement you may have with Capstone (or one of its subsidiaries or a successor entity, as applicable).

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         This Promise to Grant Stock Option(s) is subject to the terms and conditions of the most recent version of Capstone's Offer to Exchange Certain Outstanding Options for New Options (originally dated June 25, 2003, as amended on July 9, 2003 and as it may be amended from time to time thereafter) and the Election Form previously completed and submitted by you to Capstone, both of which are incorporated herein by reference. These documents reflect the entire agreement between you and Capstone with respect to this transaction. This Promise to Grant Stock Option(s) may only be amended by means of a writing signed by you and a duly authorized officer of Capstone.

CAPSTONE TURBINE CORPORATION

By: _________________________________           Date:____________________, 2003

Name:________________________________

Title:_______________________________

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